Exhibit 10.4

CLOSING GUARANTY OF COMPLETION

This CLOSING GUARANTY OF COMPLETION (this “Guaranty”) is executed as of February 2, 2007, by MORGANS GROUP LLC, a Delaware limited liability company, having an address at 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Morgans Guarantor”), and by DLJ MB IV HRH, LLC, a Delaware limited liability company, having an address c/o DLJ Merchant Banking Partners, 11 Madison Avenue, New York, New York 10010, Attention: Ryan Sprott (“DLJ Guarantor”; and collectively with Morgans Guarantor, each individually, a “Guarantor”, and collectively, “Guarantors”), jointly and severally, for the benefit of COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”).

RECITALS:

A.            Pursuant to that certain Promissory Note, dated of even date herewith, executed by HRHH HOTEL/CASINO, LLC, a Delaware limited liability company (“Hotel/Casino Borrower”), HRHH CAFE, LLC, a Delaware limited liability company (“Café Borrower”), HRHH DEVELOPMENT, LLC, a Delaware limited liability company (“Adjacent Borrower”), HRHH IP, LLC, a Delaware limited liability company (“IP Borrower”), and HRHH GAMING, LLC, a Nevada limited liability company (“Gaming Borrower”; and each of Hotel/Casino Borrower, Café Borrower, Adjacent Borrower, IP Borrower and Gaming Borrower, individually, a “Borrower”, and collectively, “Borrowers”), and payable to the order of Lender in the original principal amount of up to One Billion Three Hundred Sixty Million and 00/100 Dollars ($1,360,000,000.00) (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Note”), Borrowers have become indebted, and may from time to time be further indebted, to Lender with respect to a loan (the “Loan”) made pursuant to that certain Loan Agreement, dated as of the date hereof, among Borrowers and Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), which Loan is secured by, among other things, that certain Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of the date hereof (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Security Instrument”), given by Borrowers, as grantees, for the benefit of Lender, encumbering, among other properties, certain real property and the improvements thereon located in Las Vegas, Nevada and more particularly described on Exhibits A-1 (the “Hotel/Casino Property”) and A-2 (the “Adjacent Property”; and the Hotel/Casino Property and the Adjacent Property, individually, a “Property”, and collectively, the “Properties” ) attached hereto and made a part hereof, and further evidenced, secured or governed by other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement and the Security Instrument, collectively, the “Loan Documents”).

B.            Lender is not willing to make the Loan, or otherwise extend credit, to Borrowers unless each Guarantor unconditionally guarantees payment and performance to Lender of the Guaranteed Obligations (as herein defined).

C.            Each Guarantor is the owner of a direct or indirect interest in each Borrower, and each Guarantor will directly benefit from Lender’s making the Loan to Borrowers.

D.            All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such term in the Loan Agreement.

NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrowers, and to extend such additional credit as Lender may from time to time extend under the Loan Documents, and for $10.00 other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

NATURE AND SCOPE OF GUARANTY

1.1          Guaranteed Obligations.

(a)                   Each Guarantor hereby jointly and severally, irrevocably, absolutely and unconditionally guarantees to Lender the full, complete and punctual payment, performance and satisfaction of all of the obligations, duties, covenants and agreements of Borrowers under the Loan Agreement relating to each project contemplated by the Initial Renovations, as shown on Schedule XIII to the Loan Agreement, as the same may be modified with the reasonable consent of Lender, if and when Borrowers shall begin physical construction thereof (each such project, as and when Borrowers have elected to commence, and have commenced, physical construction thereof, an “Initial Renovations Project”), substantially in compliance with the applicable plans and specifications, the applicable portions of the Initial Renovations Loan Budget, the applicable construction progress schedule and all applicable Legal Requirements, including, without limitation:

(i)            to diligently commence, perform and complete (or cause to be commenced, performed and completed) the construction of each Initial Renovations Project in accordance with the terms of the Loan Agreement;

(ii)           to pay all costs associated with each Initial Renovations Project, including, without limitation, all hard costs, soft costs and other obligations, liabilities, costs and expenses incurred in connection with the completion of each Initial Renovations Project, as the same may become due and payable;

(iii)          to keep the Properties free and clear of all Liens or claims of Liens arising or incurred in connection with the completion of each Initial Renovations Project, other than Permitted Encumbrances and any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Security Instrument, and if any Liens should be filed, or should attach, with respect to any Property by reason of the carrying out of each Initial Renovations Project, within fifteen (15) Business Days after obtaining notice thereof (but in any event prior to the date on which such Property or any part thereof or interest therein may be in imminent danger of being sold, forfeited, foreclosed, terminated, cancelled or lost), other than any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Security Instrument, to either (A) cause the removal of such Liens or (B) post security against the consequences of their possible foreclosure and procure an endorsement to the Title Insurance Policy insuring Lender against the consequences of the foreclosure or enforcement of such Liens;

(iv)          to pay the premiums for all policies of insurance required to be furnished by Borrowers pursuant to the Loan Agreement during the performance of each Initial Renovations Project if such premiums are not paid by Borrowers;

(v)           if Lender exercises its rights to complete any Initial Renovations Project pursuant to this Guaranty or any of the other Loan Documents, to pay or reimburse Lender for any and all costs and expenses incurred by Lender in completing such Initial Renovations Project;

(vi)          to pay all claims relating to the foregoing before they become delinquent;

(vii)         to correct or cause to be corrected any material defect in any Initial Renovations Project, as reasonably determined by the applicable architect and the Construction Consultant or, if the applicable architect and the Construction Consultant cannot reasonably agree, then as determined pursuant to the most expedited form of arbitration available for such disagreement under the rules of the American Arbitration Association, such arbitration to be held in New York, New York; and

(viii)        to pay any and all costs, expenses, liabilities, claims and amounts required to be paid by Guarantors pursuant to Section 1.7 or any other provision hereof (the “Enforcement Costs”).

(b)                   Each Guarantor hereby jointly and severally, irrevocably, absolutely and unconditionally guarantees to Lender the full, complete and punctual payment, performance and satisfaction of all of the obligations, duties, covenants and agreements of Borrowers under Section 3.18 of the Loan Agreement relating to restoration of the Properties in the event that any of (i) the Qualification Conditions have not been satisfied on or prior to the Construction Qualification Date, (ii) Borrowers have delivered the Relinquishment Notice to Lender, or (iii) Borrowers have delivered a Stop Notice to Lender, substantially in compliance with all applicable Legal Requirements and to the reasonable satisfaction of the Construction Consultant, including, without limitation:

(i)            to diligently commence, perform and complete (or cause to be commenced, performed and completed) the restoration of the Properties to the extent required under, and in accordance with the terms of, the Loan Agreement;

(ii)           to pay all costs associated with such restoration, including, without limitation, all hard costs, soft costs and other obligations, liabilities, costs and expenses incurred in connection with the completion of such restoration, as the same may become due and payable;

(iii)          to keep the Properties free and clear of all Liens or claims of Liens arising or incurred in connection with such restoration, other than Permitted Encumbrances and any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Security Instrument, and if any Liens should be filed, or should attach, with respect to any Property by reason of the carrying out of such restoration, within fifteen (15) Business Days after obtaining notice thereof (but in any event prior to the date on which such Property or any part thereof or interest therein may be in imminent danger of being sold, forfeited, foreclosed, terminated, cancelled or lost), other than any such Liens being contested pursuant to, and in accordance with, Section 3.6(b) of the Security Instrument, to either (A) cause the removal of such Liens or (B) post security against the consequences of their possible foreclosure and procure an endorsement to the Title Insurance Policy insuring Lender against the consequences of the foreclosure or enforcement of such Liens;

(iv)          to pay the premiums for all policies of insurance required to be furnished by Borrowers pursuant to the Loan Agreement during the performance of the restorations if such premiums are not paid by Borrowers;

(v)           if Lender exercises its rights to complete any of the restoration pursuant this Guaranty or any of the other Loan Documents, to pay or reimburse Lender for any and all costs and expenses incurred by Lender in completing the restoration; and

(vi)          to pay all claims relating to the foregoing before they become delinquent.

The obligations and liabilities set forth in the foregoing Sections 1.1(a) and 1.1(b) are collectively referred to herein as the “Guaranteed Obligations”; and the completion obligations with respect to completion of any Initial Renovations Project or restoration from any Pre-Construction Work shall be referred herein as the “Guaranteed Work”.  Each Guarantor hereby acknowledges having received, reviewed and approved a true and complete copy of the Loan Agreement.  Each Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor and not merely as a surety.

1.2          Payment and Performance by Guarantors.

(a)                   If Borrowers shall fail to diligently proceed with any Guaranteed Work and the completion thereof in accordance with the provisions of the Loan Agreement, subject to Excusable Delay, or if Borrowers shall otherwise fail to perform their obligations under the Loan Agreement relating to any Guaranteed Work, or if any of the other Guaranteed Obligations shall not be paid and performed when due, then Guarantors, within ten (10) days after a written demand for payment or performance has been given to Guarantors by Lender in accordance with the notice provisions hereof, shall pay or perform the same, it being expressly acknowledged and agreed by Guarantors that Lender shall have no obligation to, and shall not, continue to disburse any portion of the Construction Loan or the Initial Renovations Reserve Fund for any such purpose.  Guarantors’ obligations hereunder shall continue in full force and effect, notwithstanding any default by any Borrower under any other covenants, terms or conditions set forth in the Loan Documents, commencement and/or completion of foreclosure proceedings or acquisition by Lender of all or any portion of any Property through foreclosure or deed in lieu of foreclosure and, in that regard, all of the covenants, terms or conditions set forth in the Loan Documents relating in any way to the Guaranteed Obligations shall survive any such foreclosure or deed in lieu of foreclosure and remain binding obligations of Borrowers guaranteed by each Guarantor hereunder until the complete payment and performance of all of the Guaranteed Obligations.

(b)                   Intentionally Omitted.

(c)                   If any Guarantor shall, within fifteen (15) days after written demand from Lender, fail to diligently undertake the performance of the Guaranteed Obligations, then Lender shall have the right, at its option, either before, during or after commencing foreclosure or sale proceedings against all or any portion of the Property, as the case may be, and before, during or after pursuing any other right or remedy against Borrower or Guarantor, to perform any and all of the Guaranteed Work by or through any agent, contractor or subcontractor of its selection, and pursuant to contracts or subcontracts relating thereto, all as Lender in its sole discretion deems proper.  Furthermore, Lender shall have no obligation to protect or insure any collateral for the Loan, nor shall Lender have any obligation to perfect its security interest in any collateral for the Loan.  During the course of any of the Guaranteed Work undertaken by Lender or any other party on behalf of Lender, Guarantors shall pay on demand any amounts due to contractors, subcontractors and material suppliers and for permits and licenses necessary or desirable in connection therewith.  Guarantors’ obligations in connection with any of the Guaranteed Work undertaken by Lender or any other party on behalf of Lender shall not be affected by any errors or omissions of Borrowers’ general contractor or architect, Lender’s consulting architect, or any subcontractor or agent or employee of any of the foregoing in the design, supervision and/or performance of the work, it being understood that such risk is assumed by Guarantors.

(d)                   Satisfaction by Guarantors of any liability hereunder at any one time with respect to any default by any Borrower shall not discharge Guarantors with respect to any other default by any Borrower at any other time, it being the intent hereof that this Guaranty and the obligations of Guarantors hereunder shall be continuing and may be enforced by Lender to the end that the Guaranteed Work shall be timely completed, lien free, without loss, cost, expense, injury or liability of any kind to Lender, subject to the express terms hereof.  To the extent permitted by applicable law, all of the remedies set forth herein and/or provided for in any of the Loan Documents or at law or equity shall be equally available to Lender, and the choice by Lender of one such alternative over another shall not be subject to question or challenge by Guarantor or any other Person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Lender to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Lender from subsequently electing to exercise a different remedy.  The parties have agreed to the alternative remedies provided herein in part because they recognize that the choice of remedies in the event of a default hereunder will necessarily be and should properly be a matter of good faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Lender at the lowest cost to Borrowers and/or Guarantors.  It is the intention of the parties that such good faith choice by Lender be given conclusive effect regardless of such subsequent developments.  No Guarantor shall have any right of recourse against Lender by reason of any action Lender may take or omit to take under the provisions of this Guaranty or under the provisions of any of the other Loan Documents, except to the extent of Lender’s gross negligence, willful misconduct or fraud.

1.3          Nature of Guaranty.  This Guaranty is an irrevocable, unconditional, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantors and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by any Guarantor and after (if any Guarantor is a natural person) any Guarantor’s death (in which event this Guaranty shall be binding upon such Guarantor’s estate and such Guarantor’s legal representatives and heirs).  The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantors to Lender with respect to the Guaranteed Obligations.  This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.  This Guaranty shall terminate upon the earlier to occur of (i) payment in full of the Debt, or (ii) complete payment and performance of all of the Guaranteed Work, or (iii) Final Completion of the Project; provided, however, that if, at the time any of the events set forth in the foregoing clauses (i), (ii) or (iiiv), as applicable, shall occur, Guarantors are then in the process of completing any of the Guaranteed Work, Guarantors shall, at Lender’s reasonable expense, reasonably cooperate to transition such completion to Lender or its designee, including, without limitation, assigning to Lender or its designee any construction-related contracts not previously assigned to Lender, making Guarantors’ employees available to Lender or its designee for construction status briefings and to answer questions regarding construction of such Guaranteed Work, and turning over to Lender copies of Guarantors’ books, records and files relating to the construction and completion of such Guaranteed Work.

1.4          Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Borrower (except the defense of the payment of the Guaranteed Obligations) or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

1.5          No Duty To Pursue Others.  To the extent permitted by applicable law, it shall not be necessary for Lender (and each Guarantor hereby waives any rights which such Guarantor may have to require Lender), in order to enforce the obligations of Guarantors hereunder, first to (a) institute suit or exhaust its remedies against any Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (b) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (c) enforce Lender’s rights against any other guarantor(s) of the Guaranteed Obligations, (d) join any Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, or (e) resort to any other means of obtaining payment of the Guaranteed Obligations.  Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

1.6          Waivers.  Each Guarantor agrees to the provisions of the Loan Documents and, to the extent permitted by applicable law, hereby waives notice of (a) any loans or advances made by Lender to Borrowers, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Loan Agreement, the Security Instrument or any other Loan Documents, (d) the execution and delivery by any Borrower and Lender of any other loan or credit agreement or of any Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with any Property, (e) the occurrence of any breach by any Borrower or an Event of Default, (f) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by any Borrower, and (i) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.

1.7          Payment of Expenses.  In the event that any Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantors shall, immediately upon written demand by Lender, pay Lender all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs, filing fees, recording costs, title insurance premiums, survey costs and expenses of foreclosure) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder.  Notwithstanding the foregoing, in the event that (i) Lender employs counsel to enforce the provisions of this Guaranty and (ii) Lender has sold or transferred any interests in the Note, then Guarantors shall only be responsible for the attorneys’ fees and expenses of the counsel of only one Lender.

1.8          Payment by Guarantors.  If any amount due on the Guaranteed Obligations is not paid to Lender within ten (10) Business Days after written demand by Lender, the same shall bear interest at the Default Rate from the date of demand until the date such amount has been paid in full (which interest shall be included within the meaning of Guaranteed Obligations).

1.9          Effect of Bankruptcy.  In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to any Guarantor by Lender shall be without effect and this Guaranty and the Guaranteed Obligations shall remain in full force and effect.  It is the intention of Borrowers and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance.

1.10        Waiver of Subrogation, Reimbursement and Contribution.  Notwithstanding anything to the contrary contained in this Guaranty, as long as the Debt remains outstanding and to the extent permitted by applicable law, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating any Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by any Guarantor under or in connection with this Guaranty or otherwise until such time as the Guaranteed Obligations have been paid and performed in full.

1.11        Borrower.  The term “Borrower” or “Borrowers” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Borrower or any interest in any Borrower.

ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTORS’ OBLIGATIONS

Each Guarantor hereby consents and agrees to each of the following and agrees that such Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and, to the extent permitted by applicable law, waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:

2.1          Modifications; Sales.

(a)           Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Loan Agreement, the Security Instrument, the other Loan Documents or any other document, instrument, contract or understanding between Borrowers (or any of them) and Lender or any other parties pertaining to the Guaranteed Obligations, or any sale, assignment or foreclosure of the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents or any sale or transfer of all or any portion of any Property, or any failure of Lender to notify any Guarantor of any such action.

(b)           Any amendment, modification or Change Order to the Plans and Specifications and/or the Loan Budget made in accordance with the terms of the Loan Agreement.

2.2          Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Borrower or any Guarantor or any other party liable for payment of any or all of the Guaranteed Obligations.

2.3          Condition of Borrowers or Guarantors.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Borrower, any Guarantor or any other party at any time liable for the payment or performance of all or part of the Guaranteed Obligations; or any dissolution of any Borrower or any Guarantor or any sale, lease or transfer of any or all of the assets of any Borrower or any Guarantor or any changes in the direct or indirect shareholders, partners or members of any Borrower or any Guarantor; or any reorganization of any Borrower or any Guarantor.

2.4          Invalidity of Guaranteed Obligations.  The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (a) the Guaranteed Obligations or any part thereof exceed the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Loan Agreement, the Security Instrument or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) any Borrower has valid defenses (other than the payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Borrower, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that each Guarantor shall remain liable hereon regardless of whether any Borrower or any other Person, including any other Guarantor, be found not liable on the Guaranteed Obligations or any part thereof for any reason.

2.5          Release of Obligors.  Any full or partial release of the liability of any Borrower on the Guaranteed Obligations or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and such Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guaranteed Obligations, or that Lender will look to other parties to pay or perform the Guaranteed Obligations.

2.6          Other Collateral.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

2.7          Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.8          Care and Diligence.  The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.9          Unenforceability.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

2.10        Representations.  The accuracy or inaccuracy of the representations and warranties made by any Guarantor herein or by any Borrower in any of the Loan Documents.

2.11        Offset.  The Note, the Loan Agreement, the Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense  (except as may be expressly provided in the Loan Agreement and except that of payment of the Guaranteed Obligations) of any Borrower against Lender or any other Person, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

2.12        Merger.  The reorganization, merger or consolidation of any Borrower into or with any other Person.

2.13        Preference.  Any payment by any Borrower to Lender is held to constitute a preference under bankruptcy laws or for any reason Lender is required to refund such payment or pay such amount to any Borrower or to any other Person.

2.14        Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into the Loan Documents and extend credit to Borrowers, each Guarantor represents and warrants to Lender as follows:

3.1          Benefit.  Such Guarantor is an affiliate of Borrowers, is the owner of a direct or indirect interest in each Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

3.2          Familiarity and Reliance.  Such Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or the Guaranteed Obligations; however, such Guarantor is not relying on such financial condition or collateral as an inducement to enter into this Guaranty.

3.3          No Representation By Lender.  Neither Lender nor any other party has made any representation, warranty or statement to such Guarantor in order to induce said Guarantor to execute this Guaranty.

3.4          Legality.  The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a material default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the material breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor.  This Guaranty is a legal and binding obligation of such Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

3.5          Litigation.  There is no action, suit, proceeding or investigation pending or, to such Guarantor’s knowledge, threatened in writing against such Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting such Guarantor or any of such Guarantor’s properties, businesses, assets or revenues, which would reasonably be expected to materially and adversely affect the performance of such Guarantor’s obligations and duties under this Guaranty or impair such Guarantor’s ability to fully fulfill and perform such Guarantor’s obligations under this Guaranty and the other Loan Documents to which such Guarantor is a party.

3.6          Offset. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by such Guarantor, including the defense of usury, and such Guarantor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.7          Embargoed Person.  At all times throughout the term of the Loan, including after giving effect to any Transfer permitted pursuant to the Loan Documents, (a) none of the funds or other assets of such Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (each an “Embargoed Person”) with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in such Guarantor, with the result that the Loan is or would be in violation of law; and (c) none of the funds of such Guarantor shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law.

3.8          Survival.  All representations and warranties made by such Guarantor herein shall survive the execution hereof.

ARTICLE IV

COVENANTS

4.1          Corporate Existence. Each Guarantor shall maintain and preserve such Guarantor’s corporate existence and qualification as a corporation or limited liability company (as applicable) pursuant to the laws of such Guarantor’s State of formation.

4.2          Dissolution.  Subject to Transfers permitted pursuant to the Loan Agreement, no Guarantor shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution).

4.3          Litigation.  Each Guarantor shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against such Guarantor of which such Guarantor has notice and which would reasonably be expected to materially adversely affect such Guarantor’s ability to perform its obligations hereunder.

4.4          Notice of Default.  Each Guarantor shall promptly advise Lender of any material adverse change in such Guarantor’s condition, financial or otherwise, of which such Guarantor has knowledge and which would reasonably be expected to materially adversely affect such Guarantor’s ability to perform its obligations hereunder.

4.5          Certification. Each Guarantor at any time and from time to time, within ten (10) Business Days following the request by Lender, shall execute and deliver to Lender a statement certifying that this Guaranty is unmodified and in full force and effect (or if modified, that the same is in full force and effect as modified and stating such modifications) or, if applicable, that this Guaranty is no longer in full force and effect.

ARTICLE V

SUBORDINATION OF CERTAIN INDEBTEDNESS

5.1          Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of any Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor.  The Guarantor Claims shall include, without limitation, all rights and claims of any Guarantor against any Borrower (arising as a result of subrogation or otherwise) as a result of such Guarantor’s payment of all or a portion of the Guaranteed Obligations.  After the occurrence and during the continuance of a monetary Default or any Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any Borrower any amount upon the Guarantor Claims.

5.2          Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor as debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims.  Each Guarantor hereby assigns such dividends and payments to Lender.  Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to any Guarantor and which, as between any Borrower and any Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full and performance of the Guaranteed Obligations, such Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

5.3          Payments Held in Trust.  In the event that, notwithstanding anything to the contrary contained in this Guaranty, any Guarantor shall receive any funds, payments, claims or distributions which are prohibited by this Guaranty, such Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Lender, and such Guarantor covenants promptly to pay the same to Lender.

5.4          Liens Subordinate.  Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon such Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of any Guarantor or Lender presently exist or are hereafter created or attach.  Without the prior written consent of

Lender as long as the Debt is outstanding, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of any Borrower held by any Guarantor.

ARTICLE VI

MISCELLANEOUS

6.1          Waiver.  No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of Lender hereunder shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.  Pursuant to Nevada Revised Statutes (“NRS”) Section 40.495(2), Each Guarantor hereby waives the provisions of NRS Section 40.430.

6.2          Notices.  All notices, consents, approvals and requests required or permitted hereunder (each, a “Notice”) shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) a reputable overnight courier for next Business Day delivery, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 6.2):

Guarantor:	DLJ MB IV HRH, LLC
c/o DLJ Merchant Banking Partners
11 Madison Avenue
New York, New York 10010
Attention: Ryan Sprott
Facsimile No.: (212) 743-1667

with a copy to:	Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
Attention: Michelle Kelban, Esq.
Facsimile No.: (212) 751-4864

with a copy to:	Latham & Watkins LLP
633 West Fifth Street
Suite 4000
Los Angeles, California 90071
Attention: Paul Fuhrman, Esq.
Facsimile No.: (213) 891-8763

Guarantor:	Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Attention: Marc Gordon, Chief Investment Officer
Facsimile No.: (212) 277-4270

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
29th Floor
New York, New York 10019
Attention: Stephen Gellman, Esq.
Facsimile No.: (212) 403-2000

Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Edmund Taylor
Facsimile No.: (212) 352-8106

with a copy to:	Column Financial, Inc.
One Madison Avenue
New York, New York 10019
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner, LLP
875 Third Avenue
New York, New York 10022
Attention: Jeffrey B. Steiner, Esq.
Facsimile No.: (212) 603-2001
Hard Rock / Rand Peppas

A Notice shall be deemed to have been given in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy Notice is forthcoming.

provided, that within three (3) Business Days thereafter, a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b) or (c) of this Section 6.2.

6.3          Governing Law; Submission to Jurisdiction.  This Guaranty shall be governed, enforced and construed in accordance with the laws of the State of New York (without giving effect to New York’s principles of conflicts of law).

6.4          Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

6.5          Amendments.  This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.

6.6          Parties Bound; Assignment; Joint and Several.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives; provided, however, that no Guarantor may, without the prior written consent of Lender, assign any of its rights, powers, duties or obligations hereunder except as may otherwise be permitted under the Loan Agreement.  The obligations, liabilities, representations, covenants and agreements of Guarantors hereunder are joint and several.

6.7          Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

6.8          Recitals.  The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

6.9          Counterparts.  To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

6.10        Rights and Remedies.  If any Guarantor becomes liable for any indebtedness owing by any Borrower to Lender, by endorsement or otherwise, other than under this Guaranty,

such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against such Guarantor.  To the extent permitted by applicable law, the exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

6.11        Entirety.  THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTORS AND LENDER WITH RESPECT TO GUARANTORS’ GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY IS INTENDED BY GUARANTORS AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN ANY GUARANTOR AND/OR ANY BORROWER AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT.  THERE ARE NO ORAL AGREEMENTS BETWEEN ANY GUARANTOR AND LENDER.

6.12        Waiver of Right To Trial By Jury.  EACH GUARANTOR AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE LOAN AGREEMENT, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH GUARANTOR AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH GUARANTOR AND LENDER.

6.13        Cooperation.  Each Guarantor acknowledges that Lender and its successors and assigns may (a) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (b) participate the Loan secured by this Guaranty to one or more investors, (c) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as “Secondary Market Transactions”).  Each Guarantor shall, at no cost to such Guarantor other than for such Guarantor’s legal and accounting fees, reasonably cooperate with Lender in effecting any such

Secondary Market Transaction and shall reasonably cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction.  Each Guarantor shall, at no cost to such Guarantor other than for such Guarantor’s legal and accounting fees, provide such information and documents relating to such Guarantor, any Borrower, any Property and any tenants thereof or the Improvements, to the extent in such Guarantor’s possession or able to be obtained by such Guarantor from any Borrower or otherwise using reasonable efforts, as Lender may reasonably request in connection with such Secondary Market Transaction.  In addition, each Guarantor shall make available to Lender all information concerning its business and operations that Lender may reasonably request in connection with such Secondary Market Transaction.  Lender shall be permitted to share all such information or information previously provided by any Guarantor with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction provided such parties are held to customary confidentiality standards.  It is understood that the information provided by any Guarantor to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information.  Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, any Guarantor in the form as provided by such Guarantor.  Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.  Notwithstanding anything to the contrary contained in this Guaranty, in the event of a Secondary Market Transaction, Guarantors shall be entitled to deal with and rely upon only one Servicer for all owners of interest in the Loan in connection with all matters relating to the Loan and shall not incur any costs greater than those that would be incurred if the lead lender were the only Lender (including enforcement costs).  Any such transaction shall be at Lender’s sole cost and expense, including, without limitation, the cost of any reports, certifications or opinions required of Guarantors in connection with any such transaction.  No such transaction shall result in a material increase in the obligations or potential liability of Guarantors under this Guaranty and the Loan Documents by reason of any requested additional covenant, representation, warranty, indemnity or certification or otherwise.

6.14        Reinstatement in Certain Circumstances.  If at any time any payment of the principal of or interest under the Note or any other amount payable by any Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

6.15        USA Patriot Act Notice.  Lender hereby notifies Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of each Guarantor and other information that will allow Lender to identify each Guarantor in accordance with the Patriot Act.

6.16        Fully Recourse.  The Guaranteed Obligations are joint and several recourse obligations of Guarantors and not restricted by any limitation on personal liability.  Notwithstanding anything to the contrary in this Guaranty, in the Loan Agreement or in any other Loan Document, no present or future Constituent Member other than (i) a Guarantor, and (ii) with respect to the DLJ Guarantor, DLJ Merchant Banking Partners IV, L.P., MBP IV Plan Investors, L.P., DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., and DLJ Merchant Banking Partners IV (Pacific), L.P. (such limited partnerships, collectively, the “DLJMB Parties”) as provided in that certain commitment letter of the DLJMB Parties of even date herewith addressed to the DLJ Guarantor, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Guarantor or of or in any Person that is or becomes a Constituent Member, other than Guarantors and such DLJMB Parties, shall have any personal liability, directly or indirectly, under or in connection with this Guaranty, or any amendment or amendments hereto made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

ARTICLE VII

FINANCIAL REPRESENTATION, WARRANTIES AND COVENANTS

7.1          Agreement of Guarantors.  Each Guarantor hereby makes the representations, warranties and covenants set forth on Exhibit B attached hereto and made a part hereof, which representations, warranties and covenants are intended to and shall form a part of this Guaranty for all purposes.

[No Further Text on This Page]

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Closing Guaranty of Completion as of the date first set forth above.

MORGAN GUARANTOR:

MORGANS GROUP LLC,
a Delaware limited liability company

By:	Morgans Hotel Group Co.,
a Delaware corporation
as Managing Member

	By:	/s/ Richard Szymanski
		Name:	Richard Szymanski
		Title:	Chief Financial Officer

DLJ GUARANTOR:

DLJ MB IV HRH, LLC,
a Delaware limited liability company

By:	/s/ Ryan Sprott
Name: Ryan Sprott
Title: Vice President

EXHIBIT B

FINANCIAL REPRESENTATIONS, WARRANTIES AND COVENANTS

1.             Guarantor’s Financial Condition.      (a)           As of the date hereof after giving effect to this Guaranty and, in the case of the DLJ Guarantor, the equity and other commitments of the DLJMB Parties insofar as relate to the DLJ Guarantor, and throughout the term of the Loan, such Guarantor is and will be solvent and has and will have (i) assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities as determined in accordance with GAAP) and debts, and (ii) property and assets sufficient to satisfy and repay its obligations and liabilities.

(b)           At all times throughout the term of this Guaranty, the Guarantors shall maintain (i) Guarantors Net Worth in excess of $400,000,000.00 in the aggregate, and (ii) a minimum amount of Guarantors Effective Liquidity in excess of $200,000,000.00 in the aggregate. Within one-hundred twenty (120) days following the end of each calendar year, and, upon Lender’s written request, within forty-five (45) days following the end of any calendar quarter, each Guarantor shall deliver or cause to be delivered to Lender a complete copy of such Guarantor’s and, in the case of the DLJ Guarantor, the DLJMB Parties’ annual, and, if requested, quarterly financial statements audited by a “Big Four” accounting firm, BDO Seidman LLP, or other independent certified public accountant reasonably acceptable to Lender prepared in accordance with GAAP, including in each case statements of profit and loss and a balance sheet for such Guarantor and the DLJMB Parties, as the case may be, together with a certificate of each Guarantor (which certificate in the case of the Morgans Guarantor shall pertain only to the Morgans Guarantor, and in the case of the DLJ Guarantor shall pertain only to the DLJ Guarantor and the DLJMB Parties) (i) setting forth in reasonable detail such Guarantor’s and each DLJMB Parties’ Net Worth as of the end of the prior calendar year or quarter, as the case may be, based thereon, and then Effective Liquidity, and (ii) certifying that such financial statements are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of such Guarantor, and, in the case of DLJ Guarantor, the DLJMB Parties, provided, however, that in the event the DLJ Guarantor, any DLJMB Party or the Morgans Guarantor is not otherwise required to, and does not, cause to be prepared such audited financial statements in the ordinary course of its business, it may deliver the unaudited statements which are delivered to its investors or otherwise prepared in the ordinary course of its business, accompanied by such certification.

(c)           Such Guarantors shall not, and DLJ Guarantor shall not cause or permit and further represents and covenants that the DLJMB Parties shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing beyond any applicable grace period or following any notice thereof, (i) enter into or effectuate any transaction with any Affiliate of such Guarantors or any of DLJMB Parties, as the case may be, which would reduce such Guarantors’ or DLJMB Party’s then Net Worth or Effective Liquidity, or (ii) sell, pledge, mortgage or otherwise Transfer to any other Person (including any of its Affiliates) any assets or any interest therein, other than (in the case of either clauses (i) or (ii) of this Section (c)) (x) if in the ordinary course of  business, consistent with past practice and for reasonably equivalent value, or (y) for reasonably equivalent value.

(d)           As used in this Section 1 and Section 4 below, the following terms shall have the following meanings:

“Distributable Cash” means, with respect to any Person, and subject to the following proviso, the amount of all capital surplus, retained earnings or net profits of such Person held in the form of cash or cash equivalents (including cash reserves established from undistributed net profits from any prior fiscal period), then freely and lawfully distributable to the holders of all equity interests of such Person as dividends or distributions or in redemption of such equity interests in accordance with all laws and operative agreements, documents or instruments governing the formation and capitalization of such Person, the receipt of which by the holders of such equity interests, if so paid, will not give rise to any liability of the recipient to return or to repay such amounts to such Person, and the payment or distribution of which by such Person to such equity holders (i) will not violate any term or condition of any agreement or instrument to which such Person is subject or by which its properties or assets is bound, and (ii) has been consented to or approved by all other Persons not controlled by Morgans Guarantor whose consent to or approval of such payment or distribution is required under any of such operative, governing or other agreements, documents or instruments; provided that Lender is given, from time to time, such information as it may reasonably request (including income statements and balance sheets of any such Person that satisfy the requirements for  financial statements set forth in Section 1(c) above, together with a certificate of the chief financial officer of Morgans confirming that, to the best of his or her knowledge, the foregoing calculations and financial statements are accurate in all material respects) confirming the foregoing.

“Effective Liquidity” means, with respect to any Person, as of a given date, the sum of (i) all unrestricted cash and cash equivalents held by such Person and, in the case of Morgans Guarantor, the Distributable Cash of its direct or indirect wholly owned subsidiaries membership or other equity interests in which are not pledged to or otherwise encumbered by any lien, charge or other encumbrance in favor any Person other than Morgans Guarantor or Lender; (ii) the aggregate amount of available borrowing of such Person under credit facilities and other lines of credit; and (iii) except as provided in the following sentence, the aggregate maximum amount, if any, of all committed and undrawn or uncalled capital available to such Person (as to any Person its “Available Capital”) under the terms of any partnership, limited liability, statutory business trust, or similar agreement of such Person from any Constituent Member (other than (x) any Constituent Member of another Constituent Member that is publicly traded, and (y) in the case of the DLJ Guarantor, any limited partner of DLJMB HRH Co-Investments, L.P., a DLJMB Party (“Co-Investments LP”)), less, (iv) the aggregate amount of any accrued but unpaid liabilities or obligations of such Person under the facilities or agreements described in the preceding clauses (ii) and (iii), other than (for purposes of this clause (iv)) the principal amount of Indebtedness under any such facilities.  In addition, and notwithstanding anything herein to the contrary, the Available

Capital of Co-Investments LP for purposes of determining its Effective Liquidity shall equal, as of a given date, either (i) Co-Investments LP’s Available Capital, or (ii), if greater, and subject to the following proviso, an aggregate amount not exceeding one hundred fifty (150%) percent of the aggregate Available Capital of the other DLJMB Parties, provided that Lender is given, from time to time, such information as it may reasonably request (including an opinion of counsel to Co-Investments LP in respect of the following clause (y)) to confirm that the limited partners of Co-Investments LP (x) are financially capable of funding such amount, and (y) are and remain obligated to make capital contributions to Co-Investments LP in such aggregate amounts in order to cause the DLJ Guarantor or DLJMB Parties to pay and perform the Guaranteed Obligations.

“Guarantors Effective Liquidity” means, with respect to the Guarantors, as of a given date, the sum of the Effective Liquidity of (i) the DLJ Guarantor and, without duplication,  each of the DLJMB Parties, and (ii) the Morgans Guarantor.

“Guarantors Net Worth” means, with respect to the Guarantors, as of a given date, the sum of (i) the Net Assets of the Morgans Guarantor, and (ii) the Net Worth of (x) the DLJ Guarantor and (y), without duplication, each of the DLJMB Parties, including for purposes of this computation, and subject to the following proviso, the Net Worth of any limited partner of Co-Investments LP that shall have entered into an equity commitment letter satisfactory to Lender, for the express benefit of Lender, pursuant to which such limited partner of Co-Investments LP agrees to, and recognizes the rights of Lender in place and instead of the general partner or manager of Co-Investments LP to require such limited partner of Co-Investments LP to, make contributions to Co-Investments LP directly to Lender, in an aggregate amount not  exceeding one hundred fifty (150%) percent of the aggregate Net Worth of the DLJMB Parties other than Co-Investments LP, provided that Lender is given, from time to time, such information as it may reasonably request (including an opinion of counsel to Co-Investments LP in respect of the following clause (B)) to confirm (A) the Net Worth of the limited partners of Co-Investments LP, and (B) that they are and remain obligated to make capital contributions to Co-Investments LP in such aggregate amounts in order to cause the DLJ Guarantor or DLJMB Parties to pay and perform the Guaranteed Obligations.

“Net Assets” means, with respect to the Morgans Guarantor only, as of a given date, an amount equal to the aggregate fair market value of Morgans Guarantor’s  assets and properties (i) as reasonably determined by Lender in good faith applying such customary and reasonable market factors as Lender shall then apply to similar assets and properties, or (ii) at the election of Morgans Guarantor, as determined by appraisals prepared by an independent MAI real estate “state certified general appraiser” (as defined under regulations or guidelines issued pursuant the Financial Institutions Reform Recovery Enforcement Act of 1989, 12 U.S.C. 1811 et. Seq., as amended) selected by the Morgans Guarantor and approved by Lender (which approval shall not be unreasonably withheld, delayed, or conditioned) at Morgans Guarantor’s sole cost and expense and not more than ninety (90) days prior to such date, minus the amount of all Indebtedness of Morgans Guarantor and its consolidated subsidiaries as of such date, but in no event shall such amount be less than zero.

“Net Worth” shall mean, with respect to any Person as of a given date, (i) such Person’s total assets as of such date, less (ii) such Person’s total liabilities as of such date, in each case, as they would be reflected in a balance sheet prepared in accordance with GAAP.

2.             Financial and other Information; Dividends and Distributions.  Each Guarantor with respect to (i) itself, severally and not jointly, and (ii) in the case of DLJ Guarantor, the DLJMB Parties, represents, warrants and covenants to Lender during the term of the Loan that:

(a)           all financial data and other financial information that, as of any applicable date, has been delivered to Lender with respect to such Guarantor, and in the case of DLJ Guarantor, the DLJMB Parties (i) is true, complete and correct in all material respects as of the dates of such reports, (ii) accurately represent, in all material respects, the financial condition of such Guarantor and the DLJMB Parties as of the date of such reports, and (iii) has been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein; and

(b)           except for the payment of employee salaries and benefits and other administrative expenses and dividends or other distributions in the ordinary course of business consistent with past practice, or with Lender’s prior written consent exercised in its sole discretion, it shall not sell, pledge, mortgage or otherwise transfer any of its material assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction for fair consideration, or, with respect to any such transactions between or among the DLJMB Parties and any of their respective affiliates, on terms materially less favorable to such DLJMB Parties than would be obtained in comparable transactions with Persons who are not affiliates.

3.             Confidentiality; Cooperation.  Lender agrees to treat all financial statements and other financial information of any Guarantor and the DLJMB Parties that are not publicly available, confidentially, provided that, each Guarantor recognizes that Lender shall, and hereby authorizes Lender to, include such financial information or extracts therefrom in any Disclosure Documents or similar disclosure with respect to any syndication of the Loan, so long as in each case the affected Guarantor shall have the right, prior to their dissemination,  to review and approve any such Disclosure Documents or similar documents (such approval not to be unreasonably withheld, delayed or conditioned) and the recipients of any such Disclosure Documents are subject to customary obligations to preserve the confidentiality of such information, to the extent applicable to such syndication.  In connection therewith and with respect to all such financial information, each Guarantor shall cooperate with and indemnify and hold harmless Lender to the same extent provided in Section 9.2 of the Loan Agreement as if it were a party thereto and each reference to “Borrowers” therein were instead a reference to such Guarantor.

4.             Substitute Guarantors.  If at any time, subject to all of the terms and conditions of the Loan Agreement or any other Loan Document,  a Guarantor shall seek to be released from its obligations under this Guaranty and substitute any replacement guarantor for the Guaranteed Obligations following any Transfer of an interest (direct or indirect) in HR Holdings, any Guarantor Transfer or otherwise (any such replacement guarantor permitted under the Loan Documents or otherwise consented to by Lender, being referred to herein as a “Substitute

Guarantor”), then (a) the requirements of the first sentence of Section 1(b) above shall be modified such that, as to each Person providing any Guaranty pursuant to the Loan Agreement, including any Substitute Guarantor, at all times that such Guaranty shall be required to be outstanding in accordance with the Loan Agreement, (x) such Person’s Net Worth (or in the event that the Morgans Guarantor shall remain a guarantor hereunder at such time, as to the Morgans Guarantor only, its Net Assets, and in the event that the DLJ Guarantor shall remain a guarantor hereunder at such time, the Net Worth of the DLJ Guarantor and the DLJMB Parties calculated in accordance with clause (ii) of the definition of “Guarantors Net Worth” above) shall equal not less than an amount equal to the lesser of (1) $200,000,000.00 or (2) the product of $400,000,000.00 and such Person’s then percentage interest (directly or indirectly) in all profits and losses of HR Holdings, and (y) such Person’s Effective Liquidity shall be in excess of an amount equal to the lesser of (1) $100,000,000.00 or (2) the product of $200,000,000.00 and such Person’s then percentage interest (directly or indirectly) in all profits and losses of HR Holdings, and (b) the provisions of this Exhibit B with respect to financial reporting, financial condition, transactions, dividends and distributions, confidentiality and cooperation shall apply to all such Persons, provided that, in all cases at least one of the Persons providing any Guaranty is a Qualified Real Estate Guarantor.

5.             Conflicts.  Nothing in this Exhibit B shall be read in any manner or construed or deemed to alter, modify, amend or waive any term or condition of any Loan Document, except to the extent this Exhibit B is expressly incorporated by reference therein, including by Section 7.1 of the Guaranty.  In the event of any conflicts between the terms and conditions hereof and the terms and conditions of any Loan Document, the terms and conditions of the other Loan Documents shall control and be binding in all respects.